Exhibit 99.1
First Interstate BancSystem, Inc. Announces Pricing of Initial Public Offering
Billings, Montana — March 23, 2010 — First Interstate BancSystem, Inc. (“First Interstate”), a financial and bank holding company headquartered in Billings, Montana, announced today the pricing of its initial public offering of 10,000,000 shares of Class A common stock at a price of $14.50 per share. First Interstate’s Class A common stock is expected to begin trading on the NASDAQ Stock Market under the ticker symbol “FIBK” on March 24, 2010.
First Interstate has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Class A common stock to cover over-allotments, if any.
The offering is expected to be consummated on or about March 29, 2010.
Barclays Capital is acting as the sole book-runner with D.A. Davidson & Co. acting as joint lead manager, and Keefe, Bruyette & Woods and Sandler O’Neill + Partners, L.P. acting as co-managers. The offering will be made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from Barclays Capital Inc. by telephone at (888) 603-5847, by mail c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at barclaysprospectus@broadridge.com.
A registration statement relating to shares of Class A common stock of First Interstate has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
This press release contains forward-looking statements regarding the expected public trading of First Interstate’s Class A common stock and the consummation of the offering. These statements involve known and unknown risks that are difficult to predict. Therefore, actual events may differ materially from those expressed in or implied by these forward-looking statements. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Contact:
Terrill R. Moore
Executive Vice President and Chief Financial Officer
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
+1 406-255-5390